Exhibit 11.1
GOGORO INC.
INSIDER TRADING POLICY
(Adopted on March 31, 2022, Amended on February 15, 2023, further Amended on March 2, 2026)
A.POLICY OVERVIEW
Gogoro Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.
For purposes of this Policy, the Company’s Chief Financial Officer serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.
B.POLICY STATEMENT
1.No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, you are prohibited from:
a.using it to transact in securities of the Company;
b.disclosing it to other directors, officers, employees, consultants, contractors, agents or other service providers whose roles do not require them to have the information;
c.disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or
d.using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are in possession of material nonpublic information about the Company’s suppliers, customers or competitors, you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.
2.No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of

Exhibit 11.1
others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.
If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Compliance Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult the Company’s External Communications Policy for more details.
3.Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:
a.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
b.restatements of financial results, or material impairments, write-offs or restructurings;
c.changes in independent auditors, or notification that the Company may no longer rely on an audit report;
d.business plans or budgets;
e.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
f.impending bankruptcy or financial liquidity problems;
g.significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
h.significant information relating to the operation of product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
i.significant developments in research and development or relating to intellectual property;
j.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
k.major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

Exhibit 11.1
l.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
m.major personnel changes, such as changes in senior management or employee lay-offs;
n.data breaches or other cybersecurity events;
o.updates regarding any prior material disclosure that has materially changed; and
p.the existence of a special blackout period.
“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least two full trading days shall pass after the dissemination of information before being considered public.
As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Compliance Officer if you have questions.
C.PERSONS COVERED BY THIS POLICY
This Policy applies to you if you are a director, officer, employee, consultant, contractor, agent or other service provider (for example, auditor or attorney) of the Company, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy. Section 16 Insiders (as defined in the Section 16(a) Rider to this Policy) are subject to all provisions of the Policy and the additional requirements set forth in the Section 16(a) Rider.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D.TRADING COVERED BY THIS POLICY
Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:
1.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including

Exhibit 11.1
debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);
2.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and
3.any offer to engage in the transactions discussed above.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
E.TRADING RESTRICTIONS
Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:
1.Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers and those employees and agents identified by the Company’s Compliance Officer must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods are listed on Schedule I. To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will start at on the 15th day of the last month of each quarter (March 15, June 15, September 15 and December 15 and will end at the close of business two business days after the public announcement of the Company’s earnings release for the quarter. Accordingly, if a public announcement or press release of material, nonpublic information is made or issued before commencement of trading on, for example, a Monday, you would not be permitted to trade until the following Thursday. Likewise, if an announcement is made after the close of trading on, for example, a Friday, you would not be permitted to trade until the following Wednesday.
The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.
From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise Schedule I as appropriate.
2.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, advisors, contractors, agents and other service providers. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a notice substantially in the form of Exhibit B. If you are notified that you are subject to a special blackout period, you may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed

Exhibit 11.1
a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.
The prohibition against trading while aware of, or tipping of, material nonpublic information applies even outside of a blackout period. For example, if outside of a blackout period, a material nonpublic acquisition or divestiture is pending or there is a forthcoming publication of material nonpublic information in the financial press, you may not trade in the Company’s securities. You must consult the Compliance Officer whenever you are in doubt.
F.PROHIBITED TRANSACTIONS
You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.
1.Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.
3.Pledging Transactions. If you are required to comply with the blackout periods or pre-clearance requirements under this Policy, you may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
4.Margin Accounts. If you are required to comply with the blackout periods or pre-clearance requirements under this Policy, you may not hold the Company’s common stock in margin accounts.
G.PRE-CLEARANCE OF TRADES
The Company’s directors and officers and the persons listed in Schedule I of this Policy as being subject to pre-clearance requirements must obtain pre-clearance prior to trading the Company’s securities. Section 16 Insiders are a subset of persons subject to pre-clearance under this Policy and are subject to the additional requirements set forth in the Company’s Section 16(a) Rider. If you are subject to pre-clearance requirements, you should submit a pre-clearance request in the form attached as Exhibit A to the Compliance Officer at least two days prior to your desired trade date. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance.
Even after pre-clearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

Exhibit 11.1
From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise Schedule I as appropriate.
A director or officer of the Company must comply with these pre-clearance requirements for six months after the termination of his or her status as a director or officer of the Company.
H.EXCEPTIONS TO TRADING RESTRICTIONS
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the blackout period restrictions imposed by the Company under this Policy:
1.stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized;
2.receipt and vesting of stock options, RSUs, restricted stock or other equity compensation awards from the Company;
3.purchases from the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
4.net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
5.sell to cover transactions, to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
6.trades made pursuant to a valid 10b5-1 trading plan approved by the Company (see below);
7.changes in form of ownership, for example, a transfer from your individual ownership to a trust for which you are the trustee;
8.bona fide gifts of the Company’s securities or transfers by will or by the laws of descent and distribution; however, the trading restrictions under this Policy do apply to any subsequent trading of such securities if the donee is a related party of the donor;
9.sales of the Company’s securities as selling stockholder in a registered public offering in accordance with applicable securities laws; and
10.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. In addition, the limited exceptions

Exhibit 11.1
set forth in this Section are not exceptions to the pre-clearance requirements of this Policy; therefore, if you are subject to the pre-clearance requirements of this Policy, then you must pre-clear any of these transactions with the Compliance Officer. Any other Policy exceptions must be approved by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.
I.10B5-1 TRADING PLANS
The Company permits its directors, officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established, modified or terminated during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit C.
J.VIOLATIONS OF THIS POLICY
Company directors, officers, employees, consultants, advisors, contractors, agents and other service providers who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
K.PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

Exhibit 11.1
L.REPORTING
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer.
M.AMENDMENTS
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.
Any rider, supplement, or appendix adopted by the Company shall be deemed part of this Policy. In the event of any inconsistency between such rider and this Policy, the rider shall control with respect to the persons or matters addressed therein.

SCHEDULE I
PERSONS SUBJECT TO
QUARTERLY BLACKOUT PERIODS,
PRE-CLEARANCE REQUIREMENTS AND LIABILITY PROVISIONS

1.    DIRECTORS

Name	Title(s)	Subject to Quarterly Blackout? (Y/N)	Subject to Pre-Clearance Requirements? (Y/N)

2.    OFFICERS (including officers who are also directors)

Name	Title(s)	Subject to Quarterly Blackout? (Y/N)	Subject to Pre-Clearance Requirements? (Y/N)

3.    OTHERS

Name	Title(s)	Subject to Quarterly Blackout? (Y/N)	Subject to Pre-Clearance Requirements? (Y/N)

Schedule I

Schedule I

EXHIBIT A
PRE-CLEARANCE CHECKLIST

Person proposing to trade:
Proposed trade (type and amount):
Manner of trade:
Proposed trade date:
Affiliate of the Company:	☐ Yes ☐ No
☐    No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
☐    No pension fund blackout under Regulation BTR.* There is no pension fund blackout period in effect.
☐    No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
☐    Rule 144 compliance (Response required only from affiliates of the Company).
☐    The “current public information” requirement has been met (i.e., all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
☐    The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐    Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
☐    The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
☐    A Form 144, if applicable, has been completed and will be timely filed with the SEC and the relevant national securities exchange.
☐    Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.
Date:
(Signature of Compliance Officer)

(Print name of Compliance Officer)
I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis. I understand that I must execute the trade by the end of the [second] trading day after the date on which the trade is cleared by the Compliance Officer. I understand that by signing below, I am not obligated to execute the trade.

(Signature of person proposing to trade)
Exhibit A

EXHIBIT B
FORM OF SPECIAL BLACKOUT NOTICE
[COMPANY LETTERHEAD]
[Date]
CONFIDENTIAL COMMUNICATION
[Insert company address]
Dear [Insert Name]:
Gogoro Inc. (the “Company”) has imposed a special blackout period in accordance with the terms of the Company’s Insider Trading Policy (the “Policy”). Pursuant to the Policy, and subject to the exceptions stated in the Policy, you may not engage in any transaction involving the securities of the Company until you receive official notice that the special blackout period is no longer in effect.
You may not disclose to others the fact that a special blackout period has been imposed. In addition, you should take care to handle any confidential information in your possession in accordance with the Company’s policies.
If you have any questions at all, please contact me at [insert contact information].
Sincerely,

Compliance Officer
Exhibit B

EXHIBIT C
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Gogoro Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to such trading plan.
4.The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
5.The trading plan shall be subject to an applicable cooling-off period (the “Applicable Cooling-off Period”):
a.If the person adopting the trading plan is a director or officer of the Company, the first trade under the trading plan may not occur until after the later of (a)  90 calendar days after adoption of the trading plan and (b) two business days following the disclosure of the Company’s financial results in (i) a Form 6-K for the completed fiscal quarter in which the trading plan is adopted, in case the trading plan is adopted in the first, second or third quarter of a calendar year and (ii) a Form 20-F for the year in which the trading plan is adopted, in case the trading plan is adopted in the fourth quarter of a calendar year (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan); or
b.If the person adopting the trading plan is not a director or officer of the Company, the first trade under the trading plan may not occur until after 30 calendar days after the adoption of the trading plan.
6.If the person adopting the trading plan is a director or officer of the Company, such director or officer must include a representation in the trading plan certifying that, on the date of adoption of the plan:
Exhibit C

a.The individual director or officer is not aware of any material nonpublic information about the security underlying the plan or the Company; and
b.The individual director or officer is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the U.S. Securities Exchange Act of 1934, as amended.
7.The trading plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).
8.All transactions during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy or any additional plan permitted under Rule 10b5-1(c)(1)(ii)(D)) must be conducted through the trading plan.
9.Regarding modifications:
a.The trading plan may only be modified when the person modifying the trading plan is not aware of material nonpublic information.
b.The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
c.The first trade under the modified trading plan may not occur until after the expiration of the Applicable Cooling-off Period. The existing plan would remain in effect until the modified plan comes into effect.
d.The modified trading plan must have a minimum duration of one year from the time when trades may first occur under the modified plan in accordance with these requirements.
10.Within the one year preceding the modification or adoption of a trading plan, a person may not have otherwise modified or adopted a plan more than once.
11.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the later of (a) the completion of the next quarterly blackout period after termination (or, if the plan is terminated during a quarterly blackout period, the end of that blackout period) and (b) 30 calendar days after termination.
12.The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the plan.
13.The Company must have authority to require the suspension or cancellation of the trading plan at any time.
14.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
a.trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
Exhibit C

b.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
15.All transactions under the trading plan must be in accordance with applicable law.
16.The trading plan (including any modified trading plan) must meet such other requirements as the Compliance Officer may determine.
17.The trading plan must be submitted to the Company’s Compliance Officer with an executed certificate stating that the trading plan complies with Rule 10b5-1 and the criteria set forth above.
Exhibit C

M E M O R A N D U M
To:    Directors, officers, employees, consultants, advisors, contractors, agents and other service providers of Gogoro Inc.
From:    Gogoro Inc.
Date:    April 4, 2022
Re:    Insider Trading Policy

Attached is a copy of our Insider Trading Policy, which governs transactions involving trading in securities by directors, officers, employees, consultants, advisors, contractors, agents and other service providers of Gogoro Inc. (together with any subsidiaries, collectively the “Company”). As described in the Insider Trading Policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.
After reading the Insider Trading Policy, please sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer. The Insider Trading Policy applies to you regardless of whether you sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer.
If you have any questions about the Insider Trading Policy or insider trading laws generally or about any transaction involving the securities of the Company, please contact the Compliance Officer.
Attachment(s)
Receipt and Acknowledgment
•I have received and read the Insider Trading Policy.
•I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
•I understand and acknowledge that the Insider Trading Policy applies to me.
•I understand and agree to comply with the Insider Trading Policy.
•I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination of my employment or other service relationship with the Company as well as any other appropriate discipline.
•I understand and agree that the Company may give stop transfer and other instructions to the Company’s transfer agent with respect to transactions that the Company considers to be in contravention of the Insider Trading Policy.

Signature        Date

Print name

Section 16(a) Rider

ADDITIONAL REQUIREMENTS ON SECTION 16 INSIDERS
The Board of Directors have confirmed that certain persons, including all directors and certain officers of the Company, should be subject to the reporting provisions of Section 16(a) of the Exchange Act and the underlying rules and regulations promulgated by the SEC. Each such person is referred to herein as a “Section 16 Insider.” The Board of Directors or its designated committee will review, at least annually, those individuals who are designated as Section 16 Insiders and will recommend any changes regarding such status to the Board of Directors for approval.
A. Pre-Clearance of Trades
All purchases and sales of equity securities of the Company by Section 16 Insiders, other than transactions pursuant to a Rule 10b5-1 plan approved in accordance with this Policy, must be pre-cleared by the Compliance Officer. This applies even during an open trading window. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, and facilitate timely Form 4 reporting in accordance with Section 16(a) of the Exchange Act.
Requests for pre-clearance must be submitted to the Compliance Officer (or their designee) at the email address provided by the Company from time to time, at least two (2) business days in advance of each proposed transaction. If the Section 16 Insider submits the request by email and does not receive a response from the Compliance Officer within twenty-four (24) hours (not including weekend days), the Section 16 Insider will be responsible for following up to ensure that the message was received.
A request for pre-clearance should provide the following information:
•The nature of the proposed transaction, the expected date of the transaction, and the number of shares involved;
•If the transaction involves an option exercise, the specific option to be exercised and the manner of exercise (e.g., “same-day sale” or “cashless exercise”);
•Contact information for the broker who will execute the transaction; and
•Certification to the Compliance Officer by the Section 16 Insider that the Section 16 Insider is not in possession of material nonpublic information concerning the Company.
Once the proposed transaction is pre-cleared, the Section 16 Insider may proceed with it during an open window and within two (2) Trading Days on the approved terms, provided that he or she complies with all other securities law requirements, such as (if applicable to the Section 16 Insider) the requirements of Rule 144 under the U.S. Securities Act of 1933, as amended, and with any limited trading periods declared by the Compliance Officer prior to the completion of the trade. If the transaction does not occur with the two-Trading-Day period following pre-clearance, the Section 16 Insider must re-request pre-clearance. A Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment, modification or termination of a Rule 10b5-1 plan (see Section IV above). However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected by a Section 16 Insider under a Rule 10b5-1 plan must be reported immediately to the Company since they will be reportable on Form 4 within two (2) business days following the execution of the trade.
B. Reporting of Transactions
To facilitate timely reporting under Section 16(a) of the Exchange Act of Section 16 Insiders’ transactions in the Company’s equity securities, Section 16 Insiders are required to (i) report the details of each transaction immediately after it is executed and (ii) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16(a) (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in equity securities of the Company. Immediate family members of a Section 16 Insider include his or her child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
Transaction details to be reported include:
•Transaction date (trade date);
•Number of shares involved;
•Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees);
•If the transaction was an option exercise, the specific option exercised;
•Contact information for the broker who executed the transaction; and
•A specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)
The transaction details must be reported to the Compliance Officer (or their designee) at the email address provided by the Company from time to time, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.
Most transactions in equity securities of the Company by Section 16 Insiders (including all purchases, sales, gifts, pledge, trades pursuant to Rule 10b5-1 plan, among others) are subject to reporting on Form 4 within two (2) business days following the transaction date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16(a) must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 Insider is advised of the terms of the transaction.
C. Use of Knowledgeable Broker
Section 16 Insiders are encouraged to select one knowledgeable broker familiar with U.S. securities laws to effect all transactions in the Company’s securities, and that broker should become familiar with this Policy and the restrictions that apply to the Section 16 Insider’s transactions in the Company’s securities. Remember, however, that a broker has no legal responsibility for a client’s Section 16(a) filings. Therefore, the best protection will come from the Section 16 Insider’s own awareness of the requirements of this Policy and the possible pitfalls. However, use of the same broker familiar with this

Policy will help you constantly monitor your compliance, not only with this Policy but also with your other securities laws obligations.